Exhibit 4.2

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 9, 2015

by and among

MOHAWK INDUSTRIES, INC.,

as Issuer,

U.S. BANK NATIONAL ASSOCIATION,

as Trustee,

ELAVON FINANCIAL SERVICES LIMITED, UK BRANCH,

as initial Paying Agent

and

ELAVON FINANCIAL SERVICES LIMITED,

as initial Registrar

€500,000,000 2.000% Senior Notes due 2022

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

- i -

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made as of June 9, 2015, by and among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Company”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), ELAVON FINANCIAL SERVICES LIMITED, UK BRANCH, as initial Paying Agent and ELAVON FINANCIAL SERVICES LIMITED, as initial Registrar.

WHEREAS, the Company and the Trustee entered into that certain Indenture dated as of January 31, 2013 (the “Original Indenture” and as supplemented by this Supplemental Indenture, the “Indenture”) which provides for the issuance by the Company from time to time of Securities, in one or more series as provided therein;

WHEREAS, the Company has determined to issue a series of Securities as provided herein;

WHEREAS, Section 3.1 of the Indenture provides that certain terms and conditions for each series of Securities issued by the Company thereunder may be set forth in an indenture supplemental to the Indenture;

WHEREAS, Section 11.1(9) of the Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as provided by Sections 2.1 and 3.1 of the Indenture; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.	DEFINITIONS

For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings given them in the Indenture;

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(c) The following terms shall have the indicated definitions and if the definition of any of the following terms differs from its respective definition set forth in the Indenture, the definition set forth herein shall control:

“Acquisition” means the acquisition by Unilin of the capital stock of IFS and its subsidiaries from Enterhold.

“Acquisition Agreement” means that certain Share Purchase Agreement dated as of January 13, 2015, by and among the Company, Unilin BVBA, a Belgian limited liability company (“Unilin”), International Flooring Systems S.A., a société anonyme incorporated under the laws of the Grand Dutch of Luxembourg (“IFS”), and Enterhold S.A., a société anonyme incorporated under the laws of the Grand Dutch of Luxembourg (“Enterhold”).

“Actual Basis” means (a) the actual number of days in the period for which interest is being calculated and (b) the actual number of days from (and including) the last date on which interest was paid on the Notes (or June 9, 2015, if no interest has been paid on the Notes) to (but excluding) the next scheduled interest payment date. This convention is referred to as “ACTUAL/ACTUAL (ICMA)” and is intended to be applied as defined in the rulebook of the International Capital Markets Association.

“Additional Amounts” has the meaning given that term in Section 2.3(c).

“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for Net Rental Payments during the remaining term of the lease included in a Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes on such date of determination, in either case compounded semi-annually.

“Business Day” means any day, other than a Saturday or Sunday, (a) which is not a day on which banking institutions in the City of New York or London are authorized or required by law or executive order to close and (b) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, operates.

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries taken as a whole to any person other than to the Company or one of the Company’s Subsidiaries; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (other than the Company or one of the Company’s Subsidiaries) becomes the “beneficial owner” (as such terms are defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or the Voting Stock of any parent company (as defined below) or other Voting Stock into which the Company’s Voting Stock or the Voting Stock of any parent company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3) the Company or any parent company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company or any parent company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock, the Voting Stock of such parent company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock or the Voting Stock of such parent company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of the Company’s board of directors or the board of directors of any parent company cease to be Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (a “parent company”) and (ii) the holders of the Company’s Voting Stock or the Voting Stock of any parent company immediately prior to that transaction hold at least a majority of the Voting Stock of such parent company immediately following that transaction; provided, that any series of related transactions shall be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Offer” has the meaning specified in Section 2.6.

“Change of Control Payment” has the meaning specified in Section 2.6.

“Change of Control Payment Date” has the meaning specified in Section 2.6.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event.

“Clearstream” means Clearstream Banking, société anonyme Luxembourg.

“Comparable Government Bond Rate” means, with respect to any Redemption Date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Consolidated Net Tangible Assets” means, on the date of any determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount:

(a) all current liabilities, and

(b) all goodwill, trademarks, trade names, patents, unamortized debt-discount and other like intangibles,

in each case as set forth on the most recently available consolidated balance sheet of the Company and the Consolidated Subsidiaries, in accordance with GAAP.

“Continuing Director” means, as of any date of determination:

(a) with respect to any member of the board of directors of the Company, any member who

(i) was a member of such board of directors on the date of the initial issuance of the Notes; or

(ii) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment; and

(b) with respect to any member of the board of directors of any parent company, any member who

(i) was a member of the board of directors of the Company on the date such parent company became the Company’s parent company; or

(ii) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Directive” means a legal act of the European Union.

“Enterhold” has the meaning given that term in the definition of “Acquisition Agreement”.

“Euros” or “€” means the currency of the member states of the European Union.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear System.

“Fitch” means Fitch Inc., and its successors.

“Funded Debt” means (a) all Debt for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (b) all rental obligations payable more than 12 months from such date under leases that would be required to be capitalized in accordance with GAAP as in effect on the date of the Supplemental Indenture (such rental obligations to be included as Funded Debt at the amount so capitalized).

“IFS” has the meaning given that term in the definition of “Acquisition Agreement”.

“incur” means to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category), a rating of BBB- or better by Standard & Poor’s (or its equivalent under any successor rating category) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Proceeds” means, with respect to a Sale and Lease-Back Transaction, the aggregate amount of cash or cash equivalents received by the Company or a Consolidated Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such Sale and Lease-Back Transaction, and less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Consolidated Subsidiary in connection with such Sale and Lease-Back Transaction in the taxable year that such Sale and Lease-Back Transaction is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Net Rental Payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Notes” has the meaning specified in Section 2.1.

“parent company” has the meaning specified in the definition of “Change of Control”.

“Principal Property” means any mill, manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned or leased by the Company or any Consolidated Subsidiary and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets.

“Rating Agency” means:

(a) each of Moody’s, S&P and Fitch, and

(b) if any of Moody’s, S&P or Fitch ceases to rate a series of notes or fails to make a rating of such series of notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” with respect to the Notes means (i) the rating of the Notes is lowered by at least two of the Rating Agencies during the period (the “Trigger Period”) commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) and (ii) the Notes are rated below an Investment Grade rating by at least two of the three Rating Agencies on any day during the Trigger Period. Notwithstanding the foregoing, a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, there will be deemed to have been a Rating Event with respect to the Notes during that Trigger Period.

“Relevant Jurisdiction” means the United States of America or any jurisdiction in which the Company is organized or otherwise a resident for tax purposes or through which payments are made or deemed made in respect of the Notes to be redeemed or, in the event that the Company appoints additional Paying Agents, the jurisdiction of any such additional Paying Agents or, in each case, any political subdivision thereof or any authority or agency therein or thereof having power to tax.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such Redemption Date.

“Sale and Lease-Back Transaction” means any arrangement whereby the Company or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Special Mandatory Redemption Date” means the 30th calendar day (or if such day is not a Business Day, the first Business Day thereafter) following the earlier of (1) December 31, 2015 and (2) the date the Acquisition Agreement is terminated.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of our board of directors and reasonably acceptable to the Trustee) as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means Standard & Poor’s Financial Services LLC, and its successors.

“Trigger Period” has the meaning assigned to such term in the definition of Rating Event.

“Unlin” has the meaning given that term in the definition of “Acquisition Agreement”.

“U.S. Dollars” means the lawful currency of the United States of America.

“Voting Stock” solely as used in the definition of the term “Change of Control”, means, with respect to any person as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors (or other analogous managing body) of such person.

ARTICLE II

ESTABLISHMENT OF SECURITIES

The following provisions of this Article II are made pursuant to Section 3.1 of the Indenture in order to establish and set forth the terms of the series of Securities described in Section 2.1.

SECTION 2.1.	TITLE OF SECURITIES

There is hereby established a series of Securities designated the “2.000% Senior Notes due 2022” (the “Notes”).

SECTION 2.2.	AGGREGATE PRINCIPAL AMOUNT OF NOTES

There are initially to be authenticated and delivered €500,000,000 principal amount of the Notes. Such principal amount of the Notes may be increased from time to time pursuant to Section 3.1 of the Indenture.

All Notes of this series need not be issued at the same time and such series may be reopened at any time, without notice to or the consent of any Holder, for issuances of additional Notes of such series. Any such additional Notes will rank equally with such series of Notes in all respects (other than the public offering price of such additional notes, the payment of interest accruing prior to the issue date of such additional Notes and/or the first payment of interest following the issue date of such additional Notes) as the series of Notes initially issued hereunder. Any such additional Notes, together with the series of Notes initially issued hereunder, may be consolidated to form a single series of Securities under the Indenture and have the same terms as to status, redemption or otherwise as the Notes initially issued hereunder; provided, however, that if such additional Notes are not fungible for U.S. federal income tax purposes with the Notes issued hereby, such additional Notes shall be issued under a separate CUISP, ISIN and/or any other identifying number.

Nothing contained in this Section 2.2 or elsewhere in this Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 3.4, 3.7, 3.8 and 11.5 of the Indenture.

The Notes shall be issued in registered form without coupons and shall be in substantially the form of Exhibit A hereto. The form of the Trustee’s certificate of authentication for the Notes shall be in substantially the form set forth in the form of Note attached hereto. The Notes shall be dated the date of authentication thereof. The Notes will initially be represented by one or more fully registered Global Securities. Each such Global Security will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. The Notes shall not be issuable in definitive form except under the limited circumstances specified in Section 3.7 of the Indenture.

SECTION 2.3.	PAYMENT OF PRINCIPAL, INTEREST AND ADDITIONAL AMOUNTS ON THE NOTES

(a) The Notes will mature on January 14, 2022 and will bear interest at the rate of 2.000% per annum. Interest on the Notes will be payable annually in arrears on January 14 of each year, commencing on January 14, 2016, to the Holders thereof at the close of business on the preceding January 1. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the Notes. Interest on the Notes will be payable on an Actual Basis.

(b) All payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in Euros. The Company may elect that payment of interest on the Notes be made by wire transfer or by check mailed to each beneficial owner of Notes at its current address appearing in the Security Register. So long as the beneficial owner of the Notes is a common depositary of Euroclear and Clearstream or their nominee, payment of principal and interest shall be made in accordance with the requirements of Euroclear and Clearstream. If, on or after the date of this Supplemental Indenture, the Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the Euro is no longer being used by the then-member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. Dollars until the Euro is again available to the Company or so used. In such circumstances, the amount payable on any date in Euros will be converted into in U.S. Dollars on the basis of the most recently available market exchange rate for Euros. Any payment in respect of the Notes so made in U.S. Dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

(c) The Company will, subject to the exceptions and limitations set forth below, pay to a beneficial owner of any Note, as additional interest, such additional amounts (the “Additional Amounts”) as may be necessary so that every net payment by the Company or a Paying Agent of the principal of and interest on such Note and any other amounts payable on such Note after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed or levied by the Relevant Jurisdiction will not be less than the amount provided for in such Note to be then due and payable under the Notes. The obligation to pay Additional Amounts shall not apply:

(i) to any present or future tax, assessment or other governmental charge that would not have been so imposed but for:

(A) the existence of any present or former connection between the Holder or the beneficial owner for whose benefit such Holder holds such Notes (or between a fiduciary, settlor, beneficiary, member or shareholder of the Holder, if the Holder is an estate, a trust, a partnership, a limited liability company or a corporation) and the Relevant Jurisdiction and its possessions, including, without limitation, the beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of the Relevant Jurisdiction or being or having been engaged in a trade or business or present in the Relevant Jurisdiction or having, or having had, a permanent establishment in the Relevant Jurisdiction, or

(B) the presentation by the beneficial owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(ii) to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar tax, assessment or governmental charge;

(iii) to any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of any Note;

(iv) to any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of any Notes, if compliance is required by statute or by regulation of the Relevant Jurisdiction as a precondition to relief or exemption from the tax, assessment or other governmental charge;

(v) to any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or as the Company’s direct or indirect Subsidiary;

(vi) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to such Directive or Directives;

(vii) to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code as of the original issue date of the Notes (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(viii) to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank purchasing the Notes in the ordinary course of its lending business;

(ix) to any tax, assessment or other governmental charge imposed on a “personal holding company,” a “passive foreign investment company” or a “controlled foreign corporation,” each as defined under the Code, that has accumulated earnings to avoid United States federal income tax;

(x) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 30 days after the payment becomes due or is duly provided for, whichever occurs later; or

(xi) in the case of any combination of items (i) through (x) above.

Additional Amounts also will not be paid with respect to any payment on a Note to a beneficial owner who is a fiduciary, a partnership, a limited liability company, or anyone other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the Relevant Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder of that limited liability company, or a beneficial owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or interest holder been the beneficial owner.

SECTION 2.4.	DENOMINATIONS

The Notes will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

SECTION 2.5.	REDEMPTION

(a) Optional Redemption. Prior to October 16, 2021, the Company may, at its option, redeem the Notes, either in whole or in part, at any time and from time to time at a Redemption Price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable Redemption Date:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the applicable Redemption Date) discounted to the applicable Redemption Date on an Actual Basis at the applicable Comparable Government Bond Rate plus 30 basis points, plus, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable Redemption Date.

On or after October 16, 2021, the Company may, at its option, redeem the Notes, either in whole or in part, at any time or from time to time, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable Redemption Date.

(b) Special Mandatory Redemption. In the event the Company does not complete the Acquisition on or prior to December 31, 2015, or if, prior to that date, the Acquisition Agreement is terminated, the Company will redeem all of the Notes on the Special Mandatory Redemption Date at a Redemption Price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Special Mandatory Redemption Date.

The Company will cause the notice of special mandatory redemption to be transmitted to each Holder of Notes no later than five Business Days after the occurrence of the event triggering redemption under this Section 2.5(b). On or prior to the Special Mandatory Redemption Date, the Company will deposit with the Trustee an amount of money sufficient to pay the Redemption Price on the Special Mandatory Redemption Date, plus accrued and unpaid interest on all of the Notes, and from and after that date the Notes will cease to bear interest and all rights under the Notes (other than the right to receive the Redemption Price on the Special Mandatory Redemption Date) shall terminate.

(c) Redemption for Tax Reasons. The Company may redeem the Notes as a whole but not in part, at the Company’s option at any time prior to Maturity, upon the giving of a notice of tax redemption to the Holders of Notes, if the Company determines that, as a result of (i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the Relevant Jurisdiction affecting taxation, or (ii) any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to in the foregoing clause (i), in the case of each of clauses (i) and (ii), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the original issue date of the Notes, the Company is or will become obligated to pay Additional Amounts with respect to the Notes provided the Company, in its reasonable business judgment, reasonably determines that such obligation cannot be avoided by the Company taking reasonable measures available to the Company.

The Redemption Price for tax redemptions under this Section 2.5(c) will be equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date fixed for redemption. The Redemption Date and the applicable Redemption Price will be specified in the notice of tax redemption, which will be given by the Company by first-class mail, to each beneficial owner of Notes to be redeemed at its current address appearing in the Security Register, with a copy to the Trustee, not earlier than 90 days prior to, and not later than 90 days after, the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were actually due on such date and, at the time such notice of tax redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to giving the notice of a tax redemption, the Company will deliver to the Trustee, with a copy to the Paying Agent, a certificate signed by a duly authorized Officer, which the Trustee and Paying Agent may rely upon conclusively, stating that (i) the Company is entitled to effect the tax redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to so redeem have occurred; and (ii) the Company has received an opinion of independent legal counsel of recognized standing to the same effect based on the statement of facts.

(d) Redemption Generally. The Redemption Prices of Notes to be redeemed will be calculated on an Actual Basis. Except as otherwise provided in the foregoing clause (c), notice of redemption of the Notes will be given as provided in Section 4.4 of the Indenture or otherwise transmitted in accordance with applicable procedures of Euroclear and Clearstream. If the Company redeems less than all of the Notes, the Trustee will select the particular Notes to be redeemed by lot, on a pro rata basis or by another method the Trustee deems fair and appropriate.

Unless the Company defaults in the payment of the Redemption Price, on and after the applicable Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption. The Company will deposit with the Paying Agent funds sufficient to pay the Redemption Price of, and accrued and unpaid interest on, such Notes to be redeemed on the applicable Redemption Date in accordance with Section 4.5 of the Indenture. If fewer than all of the Notes are to be redeemed, the Trustee will select, not more than 60 days prior to the applicable Redemption Date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate in its sole judgment and in accordance with the applicable procedures of the depositary; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part.

SECTION 2.6.	OFFER TO REPURCHASE UPON CHANGE OF CONTROL TRIGGERING EVENT

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as described in Section 2.5, each Holder of the Notes shall have the right to require the Company to repurchase all or a portion (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of such Holder’s Notes as set forth in this Section 2.6 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

Within 30 days following the date upon which a Change of Control Triggering Event occurs, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first-class mail, a notice to each Holder of Notes at its registered address, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes repurchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer the Holder’s Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer if it had been made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than an Event of Default resulting from failure to pay the Change of Control Payment.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

SECTION 2.7.	SINKING FUND

The Notes shall not have the benefit of a sinking fund.

SECTION 2.8.	PAYING AGENT AND REGISTRAR; CERTAIN TAX PROVISIONS

(a) Elavon Financial Services Limited, UK Branch, shall initially serve as Paying Agent with respect to the Notes, with the Place of Payment for all Notes initially being the following office of the initial Paying Agent: Fifth Floor, 125 Old Broad Street, London EC2N 1AR, United Kingdom. Elavon Financial Services Limited, shall initially serve as Registrar with respect to the Notes, and the Notes may be registered for transfer or exchange at the office of the Registrar at Block E, Cherrywood Business Park, Loughlinstown, Dublin, Ireland. The Company reserves the right at any time to vary or terminate the appointment of any Paying

Agent or Registrar for the Notes, to appoint additional or other Paying Agents or Registrars for the Notes and to approve any change in the office through which any Paying Agent or Registrar for the Notes acts.

(b) The Company will, to the extent permitted by law, maintain a Paying Agent that will not be obliged to deduct or withhold tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

SECTION 2.9.	LIMITATION ON LIENS

(a) The Company shall not, and shall not permit any Consolidated Subsidiary to, incur any Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary (in each case, whether now owned or hereafter acquired) without making effective provision that the Notes shall be secured equally and ratably with (or prior to) such secured Debt, unless, after giving effect to the incurrence of such Debt and any simultaneous permanent repayment of any secured Debt, the aggregate amount of all Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary, together with all Attributable Debt of the Company and its Consolidated Subsidiaries in respect of Sale and Lease-Back Transactions involving Principal Properties, would not exceed 10% of the Consolidated Net Tangible Assets of the Company and the Consolidated Subsidiaries. The aggregate amount of all secured Debt referred to in the preceding sentence shall exclude any then existing secured Debt that has been secured equally and ratably with the Notes.

(b) The restriction set forth in paragraph (a) above shall not apply to, and there shall be excluded from secured Debt in any computation under the restriction in (a) above or under the restriction in Section 2.10(a)(1), Debt secured by:

(1) Liens on any property existing at the time of acquisition thereof (including by way of merger or consolidation); provided that (A) any such Lien was (i) in existence prior to the date of such acquisition, (ii) was not incurred in anticipation thereof and (iii) does not extend to any other property, and (B) the principal amount of Debt secured by each such Lien does not exceed the cost to the Company or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with GAAP;

(2) Liens in favor of the Company or a Consolidated Subsidiary;

(3) Liens in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;

(4) Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

(5) Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure Debt incurred for any such purpose; provided that (A) any such Lien relates solely to the property subject to the Lien and (B) the principal amount of Debt secured by each such Lien (i) was incurred concurrently with, or within 18 months of, such acquisition, repair, alteration, construction, development or improvement and (ii) does not exceed the cost to the Company or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with GAAP; and

(6) any extension, renewal or replacement of any Lien referred to above; provided that (A) such extension, renewal or replacement Lien (i) will be limited to the same property that secured the Lien so extended, renewed or replaced and (ii) will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and (B) such principal amount of Debt so secured shall continue to be included in the computation in paragraph (a) of this Section 2.9 and in Section 2.10(a)(1) to the extent so included at the time of such extension, renewal or replacement.

For purposes of this Section 2.9, an “acquisition” of property (including real, personal or intangible property or shares of capital stock or Debt) shall include any transaction or series of transactions by which the Company or a Consolidated Subsidiary acquires, directly or indirectly, an interest, or an additional interest (to the extent thereof), in such property, including an acquisition through merger or consolidation with, or an acquisition of an interest in, a Person owning an interest in such property.

This Section 2.9 has been included in this Supplemental Indenture expressly and solely for the benefit of the Notes.

SECTION 2.10.	LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

(a) The Company shall not, and shall not permit any of its Consolidated Subsidiaries to, enter into any Sale and Lease-Back Transaction involving any Principal Property unless either of the following conditions is met:

(1) after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale and Lease-Back Transactions plus the aggregate amount of Debt secured by Liens incurred without equally and ratably securing the Securities pursuant to Section 2.9 would not exceed 10% of the Consolidated Net Tangible Assets of the Company and the Consolidated Subsidiaries; or

(2) within 180 days of such Sale and Lease-Back Transaction, the Company or such Consolidated Subsidiary applies to (A) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of the Company or any Consolidated Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), or (B) the purchase of other property that will constitute Principal Property having a fair market value, in the opinion of the Board of Directors, at least equal to the fair market value of the Principal Property leased in such Sale and Lease-Back transaction, an amount not less than the greater of:

(i) the Net Proceeds of the Sale and Lease-Back Transaction; and

(ii) the fair market value of the Principal Property so leased at the time of such transaction;

(b) The restriction set forth in paragraph (a) above shall not apply to any Sale and Lease-Back Transaction, and there shall be excluded from Attributable Debt in any computation described in this Section 2.10 or in Section 2.9(a) with respect to any such transaction:

(1) solely between the Company and a Consolidated Subsidiary or solely between Consolidated Subsidiaries;

(2) financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; or

(3) in which the applicable lease is for a period, including renewal rights, of three years or less.

This Section 2.10 has been included in this Supplemental Indenture expressly and solely for the benefit of the Notes.

SECTION 2.11.	DEFEASANCE

The provisions of Sections 10.2 and 10.3 of the Indenture, together with the other provisions of Article X of the Indenture, shall be applicable to the Notes; provided that “other obligations” as contemplated by Section 10.4(a)(i) of the Indenture shall include (a) securities that are direct obligations of the Federal Republic of Germany for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof; provided further that “Holders” as contemplated by Section 10.4(a)(ii) and Section 10.4(a)(iii) of the Indenture shall be replaced with “beneficial owners”. The provisions of Section 10.3 of the Indenture shall apply to the covenants set forth in Sections 2.9 and 2.10 of this Supplemental Indenture and to those covenants specified in Section 10.3 of the Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.1.	RECITALS BY COMPANY

The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

SECTION 3.2.	APPLICATION TO NOTES ONLY

Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes established hereby and not to any currently existing or future series of Securities established under the Indenture.

SECTION 3.3.	BENEFITS

Nothing contained in this Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company and the Trustee any right or interest to avail itself of any benefit under any provision of the Indenture, the Notes or this Supplemental Indenture.

SECTION 3.4.	EFFECTIVE DATE

This Supplemental Indenture shall be effective as of the date first above written upon the execution and delivery hereof by each of the parties hereto.

SECTION 3.5.	RATIFICATION

As supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof remain in full force and effect.

SECTION 3.6.	COUNTERPARTS

This Supplemental Indenture may be executed in multiple counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

SECTION 3.7.	GOVERNING LAW

THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

MOHAWK INDUSTRIES, INC.,
a Delaware corporation

By:	/s/ Shailesh Bettadapur
Name:	Shailesh Bettadapur
Title:	Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ George Hogan
Name:	George Hogan
Title:	Vice President

ELAVON FINANCIAL SERVICES LIMITED, UK BRANCH, as Paying Agent

By:	/s/ Hamyd Mazrae
Name:	Hamyd Mazrae
Title:	Authorised Signatory

By:	/s/ Laurence Griffiths
Name:	Laurence Griffiths
Title:	Authorised Signatory

ELAVON FINANCIAL SERVICES LIMITED, as Registrar

By:	/s/ Hamyd Mazrae
Name:	Hamyd Mazrae
Title:	Authorised Signatory

By:	/s/ Laurence Griffiths
Name:	Laurence Griffiths
Title:	Authorised Signatory

EXHIBIT A

FORM OF

2.000% SENIOR NOTE DUE 2022

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.]*

[UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR /CLEARSTREAM”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED, AS NOMINEE OF ELAVON FINANCIAL SERVICES LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF ELAVON FINANCIAL SERVICES LIMITED, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO USB NOMINEES (UK) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.]*

*	Insert in Global Securities

MOHAWK INDUSTRIES, INC.

€

2.000% SENIOR NOTE DUE 2022

No. R-[●]

ISN No. XS1117296381

COMMON CODE: 111729638

CUSIP No.: 608190 AK0

Mohawk Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, a common depositary for the accounts of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, or registered assigns (the “Holder”), the principal sum of              (€            ) on January 14, 2022, and to pay interest thereon from the most recent Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid, from and including the date of issuance, annually in arrears on January 14 of each year (each, an “Interest Payment Date”) commencing on January 14, 2016, at a rate of 2.000% per annum until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the preceding January 1 (each, a “Regular Record Date”); provided that the interest payable at Stated Maturity will be paid to the Person to whom principal is payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in the Indenture.

Payments of interest on the Notes will include interest accrued to but excluding the respective Interest Payment Dates. Interest on the Notes will be payable on an Actual Basis. If any Interest Payment Date, Redemption Date or Maturity falls on a day that is not a Business Day, the payment of the interest and principal payable on such date will be made on the next Business Day with the same force and effect as if made on such Interest Payment Date, Redemption Date or Maturity and no interest shall accrue on the amount of interest due on that Interest Payment Date for the period from and after such Interest Payment Date, Redemption Date or Maturity to the date of payment.

Payments of principal of and interest on the Notes will be made in Euros. If the Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the Euro is no longer being used by the then-member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. Dollars until the Euro is again available to the Company or so used. In such circumstances, the amount payable on any date in Euros will be converted into in U.S. Dollars on the basis of the most recently available market exchange rate for Euros. Any payment in respect of the Notes so made in U.S. Dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Payment of interest, subject to such surrender where applicable, (i) may be made at the Company’s option by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register and (ii) in the case of any Global Security, must be made by wire transfer at such place and to such account at a banking institution as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:	MOHAWK INDUSTRIES, INC.

By:
Name:
Title:

By:
Name:
Title:

[Trustee’s Certificate of Authentication on Next Page]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

Dated:	By:
Authorized Signatory

REVERSE OF SENIOR 2022 NOTE

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of January 31, 2013, by and between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture (as defined below)) (the “Original Indenture”), as supplemented by a Second Supplemental Indenture dated as of June 9, 2015 (the “Supplemental Indenture”; the Original Indenture, as supplemented by the Supplemental Indenture and as further amended or supplemented from time to time, herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), among the Company, the Trustee, Elavon Financial Services Limited, UK Branch, as initial Paying Agent and Elavon Financial Services Limited, as initial Registrar, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof (the “Notes”) which is unlimited in aggregate principal amount.

Elavon Financial Services Limited, UK Branch, shall initially serve as Paying Agent with respect to the Notes, with the Place of Payment for all Notes initially being the following office of the initial Paying Agent: Fifth Floor, 125 Old Broad Street, London EC2N 1AR, United Kingdom. Elavon Financial Services Limited, shall initially serve as Registrar with respect to the Notes, and the Notes may be registered for transfer or exchange at the office of the Registrar at Block E, Cherrywood Business Park, Loughlinstown, Dublin, Ireland. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent or Registrar for the Notes, to appoint additional or other Paying Agents or Registrars for the Notes and to approve any change in the office through which any Paying Agent or Registrar for the Notes acts.

Prior to October 16, 2021, the Company may, at its option, redeem the Notes, either in whole or in part, at any time and from time to time at a Redemption Price described in the Supplemental Indenture.

On or after October 16, 2021, the Company may, at its option, redeem the Notes, either in whole or in part, at any time or from time to time, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable Redemption Date.

The Notes are subject to redemption for tax reasons as described in the Supplemental Indenture.

Additional Amounts will be paid in respect of any payments of interest or principal so that the amount a beneficial owner receives after the imposition of withholding tax by the Relevant Jurisdiction will not be less than the amount that the beneficial owner would have received if no withholding tax had been applicable, subject to the exceptions described in the Supplemental Indenture.

In the event the Company does not complete the Acquisition (as defined in the Supplemental Indenture) on or prior to December 31, 2015, or if, prior to that date, the Acquisition Agreement (as defined in the Supplemental Indenture) is terminated, the Company will redeem all of the Notes on the Special Mandatory Redemption Date at a Redemption Price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Special Mandatory Redemption Date.

Upon the occurrence of a Change of Control Triggering Event (as defined in the Supplemental Indenture), unless the Company has exercised its right to redeem the Notes as described in the Supplemental Indenture, each Holder of the Notes shall have the right to require the Company to repurchase all or a portion (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of such Holder’s Notes as set forth in the Supplemental Indenture, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute, or to order or direct the Trustee to institute, any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in aggregate principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred or reasonably probable to be incurred in compliance with such request, the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon on or after the respective due dates expressed or provided for herein.

No reference herein to the Indenture and no provision of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on the Notes at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment for this Note, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes having the same Stated Maturity and of like tenor of any authorized denominations as requested by the Holder upon surrender of the Note or Notes to be exchanged at the office or agency of the Company.

No service charge shall be made for any such registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common

TEN ENT -	as tenants by the entireties

JT TEN -	as joint tenants with rights of survivorship and not as tenants in common

UNIF GIFT MIN ACT -		Custodian for
(Cust)

(Minor)

Under Uniform Gifts to Minors Act of

(State)

Additional abbreviations may also be used though not on the above list.

To assign this Note, fill in the following form:

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

(please insert Social Security or other identifying number of assignee)

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:                  ,

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatsoever.

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 2.6 of the Supplemental Indenture, check this box:  ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 2.6 of the Supplemental Indenture, state the amount in principal amount (must be at least €100,000 and integral multiples of €1,000 in excess thereof): €

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.